                                                                 Exhibit 10.156


                              GUARANTY AGREEMENT



                           DATED AS OF JULY 10, 1996


                                     AMONG


                      CORRECTIONS CORPORATION OF AMERICA,
                               AS THE GUARANTOR,


                   EDEN CORRECTIONAL FACILITIES CORPORATION,
                                 AS THE ISSUER



                                      AND


                       LIBERTY BANK AND TRUST COMPANY OF
                          TULSA, NATIONAL ASSOCIATION,
                                 AS THE TRUSTEE

                               TABLE OF CONTENTS

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
PRELIMINARY STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE I - DEFINITIONS; INTERPRETATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         SECTION 1.1   Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         SECTION 1.2   Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 1.3   Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE II - AGREEMENTS OF THE ISSUER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 2.1   Effectiveness of Guaranty. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 2.2   Guaranty Fee.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 2.3   Payments to the Guarantor. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 2.4   Subordinate Deed of Trust  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 2.5   Guarantor as Owner of the Facility; Assumption of Bond Obligations . . . . . . . . . . . . . .  12

ARTICLE III - GUARANTY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 3.1   Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 3.2   Guaranty Absolute  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 3.3   Action by Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 3.4   Renewals, Amendments and Other Security; Partial Releases  . . . . . . . . . . . . . . . . . .  16
         SECTION 3.5   Payments Free and Clear of Taxes, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 3.6   Effect of Debtor Relief Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 3.7   Subrogation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 3.8   Subordination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 3.9   Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 3.10  Full Force and Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         SECTION 3.11  Benefits of Guaranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

ARTICLE IV - REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 4.1   Organization, Qualification, Authorization, Etc. . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 4.2   Financial Statements, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 4.3   Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 4.4   Changes, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 4.5   Tax Returns and Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 4.6   Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 4.7   Franchises, Licenses, Agreements, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 4.8   Compliance with Applicable Law, Other Instruments, Etc.  . . . . . . . . . . . . . . . . . . .  23
         SECTION 4.9     Litigation, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23





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
         SECTION 4.10  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 4.11  Governmental Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         SECTION 4.12  Status Under Certain Federal Statutes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         SECTION 4.13  Operating Agreement; Government Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         SECTION 4.14  Chief Executive Office   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         SECTION 4.15  Review of Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         SECTION 4.16  Credit Decisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         SECTION 4.17  Private Offering by Guarantor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE V - AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         SECTION 5.1   Reporting Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         SECTION 5.2   Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 5.3   Payment of Taxes and Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 5.4   Indemnification for Breach of Representations or Covenants . . . . . . . . . . . . . . . . . .  27
         SECTION 5.5   Performance of Operating Agreement, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 5.6   Service of Process . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE VI - FINANCIAL COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 6.1   Consolidated Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 6.2   Consolidated Fixed Charges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 6.3   Total Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE VII  - GUARANTOR EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 7.1   Guarantor Events of Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 7.2   Other Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE VIII - BOND PURCHASE OPTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
ARTICLE IX - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 9.1   Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 9.2   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 9.3   Amendment and Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         SECTION 9.4   Successors and Assigns.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         SECTION 9.5   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         SECTION 9.6   Separability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         SECTION 9.7   Conflicts With Indemnity Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         SECTION 9.8   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         SECTION 9.9   Entire Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         SECTION 9.10  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35





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

                               GUARANTY AGREEMENT


                 THIS GUARANTY AGREEMENT is made and entered into as of July 10, 1996, by and among CORRECTIONS CORPORATION OF AMERICA, a corporation organized and existing under the laws of the State of Delaware (the "Guarantor"), EDEN CORRECTIONAL FACILITIES CORPORATION, a non-profit corporation organized and existing under the laws of the State of Texas (the "Issuer"), and LIBERTY BANK AND TRUST COMPANY OF TULSA, NATIONAL ASSOCIATION, as trustee under the hereinafter defined Indenture (in such capacity together with a successor trustee under the Indenture, the "Trustee"), a national banking association having its principal corporate trust office located at Tulsa, Oklahoma.

                             PRELIMINARY STATEMENTS

                 A. On October 24, 1995, the Issuer issued its Taxable Detention Facility Revenue Bonds, Series 1995 (Eden Correctional Center Project) (the "Bonds") in the original principal amount of $22,875,000 pursuant to an Indenture of Trust dated as of October 24, 1995 between the Issuer and the Trustee, as amended by the First Supplemental Indenture of Trust dated as of the date hereof between the Issuer and the Trustee and consented to by Stephens Inc., an Arkansas corporation ("Stephens"), the original purchaser of the Bonds (the Indenture of Trust, as modified and supplemented by the First Supplemental Indenture of Trust, the "Indenture") under and between the Issuer and the Trustee, the proceeds of which were used for the purpose of financing
(i) the acquisition and equipping of a detention center located in Eden, Texas known as the Eden Corrections Center (the "Facility"), (ii) certain costs of issuance in connection with the Bonds, (iii) a debt service reserve fund, and
(iv) capitalized interest on the Bonds;

                 B. Stephens now desires to sell the Bonds to Teachers Insurance and Annuity Association of America ("TIAA");

                 C.       The Guarantor is willing to enter into this Guaranty
(i) in consideration of the execution by the Issuer of that certain Purchase Option Agreement dated as of the date hereof granting to the Guarantor an option to purchase the Facility upon the terms and conditions specified therein (the "Purchase Option Agreement"), that certain Indemnification Agreement relating to Administrative Costs dated as of the date hereof (the "Indemnity Agreement") and the Subordinate Deed of Trust, as defined herein, (ii) to induce TIAA to purchase the Bonds from Stephens, (iii) to enhance the marketability of the Bonds and (iv) to induce the purchase of the Bonds by all who shall at any time become owners of the Bonds;

                 NOW, THEREFORE, in consideration of the premises, the Guarantor does hereby, subject to the terms hereof, covenant and agree with the Issuer and the Trustee as follows:

                                   ARTICLE I

                          DEFINITIONS; INTERPRETATIONS

                 SECTION 1.1 Definitions. As used in this Guaranty the following terms shall have the following meanings:

                 "AFFILIATE" means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company. A Person shall be deemed to control a corporation or other entity if (a) such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or other entity, whether through the ownership of voting securities, by contract or otherwise or (b) such Person owns, directly or indirectly, five percent (5%) or more of any class of Voting Stock of such Person.

                 "AGREEMENT" has the meaning specified in the Indenture.

                 "ASSUMPTION AGREEMENT" has the meaning specified in Section
2.5.

                 "ASSUMPTION TRANSACTIONS" has the meaning specified in Section 9.2.

                 "BANKRUPTCY CODE" means Title 11 of the United States Code, as amended.

                 "BANKRUPTCY LAW" has the meaning specified in Section 7.1(g).

                 "BENEFIT ARRANGEMENT" means an employee benefit plan within the meaning of section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and with respect to which the Company or a member of the ERISA Group has an obligation, whether or not current or contingent, to make contributions.

                 "BOND OBLIGATIONS" has the meaning specified in the Indenture.

                 "BONDS" has the meaning specified in the Preliminary
Statements.

                 "BOP" means the United States Bureau of Prisons.

                 "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York, New York; Tulsa, Oklahoma or; Nashville, Tennessee are authorized or required by law, regulation or executive order to be closed.

                 "CAPITAL LEASE" means, as to any Person, any lease or rental of real or personal property which, under generally accepted accounting principles, is or will be required to be capitalized on the balance sheet of such Person, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

                 "CAPITAL LEASE OBLIGATION" means any rental obligation in respect of a Capital Lease taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with generally accepted accounting principles.

                 "CASH FLOW PROJECTIONS" means the cash flow projections of the Facility based upon varying percentages of occupancy prepared on or about May 21, 1996 by Professor Charles W. Thomas of the University of Florida.

                 "CERCLA" means the Federal Comprehensive Environmental Response, Compensation and Liability Act.

                 "CITY" means the City of Eden, Texas, a political subdivision within the State of Texas.

                 "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

                 "CONSOLIDATED FIXED CHARGE COVERAGE" means, at the end of any fiscal quarter (a) twice the Consolidated Operating Cash Flow for such fiscal quarter and the immediately preceding fiscal quarter divided by (b) Consolidated Fixed Charges for the next succeeding four fiscal quarters.

                 "CONSOLIDATED FIXED CHARGES" means, for any period, the sum of Consolidated Rentals and Consolidated Interest Expense for such period. In the event that Consolidated Fixed Charges are to be determined for any future period or periods and any component of Consolidated Rentals or Consolidated Interest Expense may fluctuate or is determined on the basis of a rate or criterion that may fluctuate during such period, Consolidated Rentals or Consolidated Interest Expense, as the case my be, shall be calculated assuming that such amount, rate or criterion in effect on the date such calculation is made shall be in effect throughout such period.

                 "CONSOLIDATED INTEREST EXPENSE" means, for any period, total interest, whether paid or accrued (including that attributable to Capital Lease Obligations), of the Guarantor and the Restricted Subsidiaries on a consolidated basis, including all commissions, discounts and other fees and charges owed with respect to letters of credit and banker's acceptance financing and net costs under interest rate exchange or cap agreement providing interest rate protection, all as determined in conformity with generally accepted accounting principles.

                 "CONSOLIDATED NET INCOME" means, for any period, the net earnings (or losses) for the Guarantor and the Restricted Subsidiaries for such period taken as a single accounting period determined in conformity with generally accepted accounting principles consistently applied, but excluding:

                 (i) any gain or loss that under generally accepted accounting principles consistently applied would be properly classified as an extraordinary item;

                 (ii) any gain arising from a sale of a capital asset that is not made in the ordinary course of business of the Guarantor and the Restricted Subsidiaries;

                 (iii)    any gain arising from any write-up of assets;

                 (iv)     the proceeds of any life insurance policy;

                 (v) earnings of any Person substantially all of the assets of which have been acquired in any manner (whether through merger or otherwise) to the extent that such earnings were realized prior to the date of such acquisition; and

                 (vi) earnings of any Person to which substantially all the assets of the Guarantor shall have been sold or transferred, into which the Guarantor shall have been merged, or with which the Guarantor shall have been consolidated, to the extent that such earnings were realized prior to the date of such transfer, merger or consolidation.

All losses (including any loss that, under generally accepted accounting principles consistently applied, would be properly classified as an extraordinary loss) shall be included in determining such net earnings (or losses).

                 "CONSOLIDATED NET WORTH" means, as of the time of any determination thereof, total stockholders' equity, as reported on the balance sheet, less Redeemable Preferred Stock, all determined on a consolidated basis for the Guarantor and the Restricted Subsidiaries in accordance with generally accepted accounting principles, including the making of appropriate deductions for minority interests, if any, in the Restricted Subsidiaries.

                 "CONSOLIDATED OPERATING CASH FLOW" means for any period, without duplication, the sum of (a) Consolidated Net Income plus (b) to the extent deducted in computing Consolidated Net Income, depreciation and amortization and other similar non-cash charges, accrued income tax expenses, Operating Lease payments, and interest expense of the Guarantor and the Restricted Subsidiaries for such period.

                 "CONSOLIDATED RENTALS" means, for any period, all amounts payable by the Guarantor and any Restricted Subsidiary as lessees or sublessee relating to Operating Leases.

                 "CONSOLIDATED TOTAL ASSETS" means, at any date of determination thereof, the consolidated total assets of the Guarantor and the Restricted Subsidiaries as reflected on the most recent annual consolidated balance sheet.

                 "CONSOLIDATED TOTAL CAPITALIZATION" means, as of the time of any determination thereof, the sum of Consolidated Total Debt and Consolidated Net Worth.

                 "CONSOLIDATED TOTAL DEBT" means, as of the time of any determination thereof, the consolidated Total Debt of the Guarantor and the Restricted Subsidiaries.

                 "CURRENT DEBT" has the meaning specified in the definition of "Funded Debt."

                  "DEBT" has the meaning specified in the definition of "Funded Debt."

                 "ENVIRONMENTAL LAWS" means laws (including the common law), regulations or rules, and any applicable judicial or administrative interpretations thereof, as well as any applicable judicial or administrative orders, decrees or judgments, relating to pollution, environmental, health, safety, industrial hygiene or similar matters.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

                 "ERISA GROUP" means all corporations, trades or businesses (whether or not incorporated) and other persons or entities which, together with the Guarantor, are treated as a single employer under section 414(b), (c),
(m) or (o) of the Code.

                 "EVENT OF DEFAULT" has the meaning specified in the Indenture.

                 "EXCHANGE ACT" means the Securities Exchange Act of 1934.

                 "EXISTING GOVERNMENT CONTRACTS" means, collectively, (a) the Intergovernmental Agreement #010-9, as amended to date hereof, between the City and the BOP relating to the Facility and (b) Intergovernmental Service Agreement (IGSA-A/DLS 93-6079), as amended to the date hereof, between the City and the INS relating to the Facility.

                 "FACILITY" has the meaning specified in the Preliminary Statements.

                 "FINANCING DOCUMENTS" has the meaning specified in the Indenture.

                 "FUNDED DEBT" means and includes without duplication (a) any obligation payable more than one year from the date of the creation thereof (including the current portion of Funded Debt), which under generally accepted accounting principles is shown on the balance sheet as a liability (including obligations under Capital Leases and excluding reserves for deferred income taxes and other reserves to the extent that such reserves do not constitute an obligation), (b) guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities (whether direct or indirect) in connection with the obligations, stock or dividends of any Person, including obligations under contracts to supply funds to or in any other manner invest in any Person, (c) obligations under any contract to purchase, sell or lease (as lessee or lessor) property or to purchase or sell services, primarily for the purpose of enabling a Person to make payment of obligations or to assure the Holder of such obligations against loss including obligations under any contract for the purchase of materials, supplies or other property or service if such contract (or any related document) requires that payment for such materials, supplies, or other property or services shall be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered, (d) obligations under any contract to pay or purchase obligations of a Person, or to advance or supply funds for the payment or purchase of such obligations, and (e) any agreement to assure a creditor of a Person against loss. "Current Debt" means any obligation for borrowed money (including notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money) payable on demand or within a period of one year from the date of the creation thereof, provided that any obligation shall be treated as Funded Debt, regardless of its terms, if such obligation is renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of creation of such obligation, or may be payable out of the proceeds of a similar obligation pursuant to the terms of such obligation or of any such agreement. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Guarantor or any Subsidiary shall be deemed to be Funded Debt or Current Debt, as the case may be, of the Guarantor or such Subsidiary even though such obligation shall not be assumed by the Guarantor or such Subsidiary. "Debt" means Funded Debt and/or Current Debt, as the case may be.

                 "GOVERNMENT CONTRACTS" means, collectively, (a) the Existing Government Contracts, (b) all future agreements entered into by the City and the BOP or INS, (c) any agreement entered into by any Transferring Entity to house prisoners at the Facility and (d) all amendments to any of the agreements described in clauses (a), (b) or (c).

                 "GOVERNMENTAL AUTHORITY" means (a) the government of any federal, state, municipal or other political subdivision in which property of the Guarantor or any Subsidiary, or any part thereof, is located and (b) any other government exercising jurisdiction over the Guarantor or any Restricted Subsidiary, in each case, including all agencies and instrumentalities of such government.

                 "GOVERNMENTAL REQUIREMENTS" means laws, ordinances, statutes, codes, rules, regulations, orders, decrees and judgments of any Governmental Authority.

                 "GUARANTEED OBLIGATIONS" has the meaning specified in Section 3.1.

                 "GUARANTOR" has the meaning specified in the introduction to this Guaranty.

                 "GUARANTOR DEFAULT" means any event or condition that constitutes, or with the giving of notice or the lapse of time or both would constitute, a Guarantor Event of Default.

                 "GUARANTOR EVENT OF DEFAULT" has the meaning specified in
Section 7.1.

                 "GUARANTY" means this Guaranty Agreement, as amended, supplemented or modified from time to time.

                 "HAZARDOUS MATERIALS" means any hazardous substance, hazardous or toxic waste, pollutant, contaminant, oil, petroleum product, or other substance (a) which is listed, regulated, or designated as toxic or hazardous (or words of similar meaning and regulatory effect), or with respect to which remedial obligations may be imposed, under any Environmental Laws, or (b) exposure to which may pose a hazard to personal health or safety.

                 "HOLDER" has the meaning specified in the Indenture.

                 "INDEMNITEES" means the Trustee, the Holders from time to time of the Bonds and their respective officers, directors, shareholders, partners, employees, agents, servants, insurers, successors and assigns. "INDEMNITEE" means one of the Indemnitees.

                 "INDEMNITY AGREEMENT" has the meaning specified in the Preliminary Statements.

                 "INDENTURE" has the meaning specified in the Preliminary Statements.

                 "INS" means the United States Immigration and Naturalization Service.

                 "ISSUER" has the meaning specified in the introduction to this Guaranty.

                 "LIEN" means any mortgage, pledge, security interest, easement, restrictive covenant, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

                 "MAKE-WHOLE AMOUNT" has the meaning specified in the Indenture.

                 "MATERIAL ADVERSE EFFECT" means, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), and after taking into account actual insurance coverage and effective indemnification with respect to such occurrence, (a) a material adverse effect on the financial condition, business, operations or properties of the Guarantor and the Restricted Subsidiaries taken as a whole, (b) the impairment of the ability of the Guarantor to perform any of its payment or other material obligations hereunder or under the Operating Agreement or the ability of the Trustee to enforce any of such obligations or any of its remedies hereunder or (c) the subjection of the Trustee or any of the Holders of the Bonds to any civil or criminal liability.

                 "MORTGAGE" has the meaning specified in the Indenture.

                 "MULTIEMPLOYER PLAN" means an employee pension benefit plan within the meaning of section 4001(a)(3) of ERISA to which the Guarantor or any member of the ERISA Group has an obligation, whether or not current or contingent, to make contributions, including for this purpose any person who used to be a member of the ERISA Group in this or the preceding five plan years.

                 "OFFICER'S CERTIFICATE" means a certificate executed on behalf of the Guarantor by its Chairman or its Chief Financial Officer.

                 "OPERATING AGREEMENT" means the Operation and Maintenance Services Agreement dated as of October 24, 1995 among the City, the Issuer and the Guarantor.

                 "OPERATING LEASES" means leases of real, personal or mixed property other than Capital Leases.

                 "OTHER TAXES" has the meaning specified in Section 3.5.

                 "OUTSTANDING" has the meaning specified in the Indenture.

                 "PBGC" means the Pension Benefit Guaranty Corporation of any governmental authority succeeding to any of its functions under ERISA.

                 "PERMITTED BUSINESS" means the design, construction, ownership, start-up, management or operation of detention and correctional facilities together with associated consulting services and ancillary services, including prisoner transport services.

                 "PERSON" means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

                 "PLAN" means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under section 412 of the Code and either (a) is maintained, or contributed to, by the Guarantor or any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by the Guarantor or any person which was at such time a member of the ERISA Group.

                 "PRIVATE PLACEMENT MEMORANDUM" means the Private Placement Memorandum including the exhibits thereto dated October 24, 1995 relating to the private offering by the Issuer of the Bonds.

                 "PURCHASE DATE" has the meaning specified in Article VII.

                 "PURCHASE OPTION" has the same meaning given the term "Options" in the Purchase Option Agreement in effect on the date hereof.

                 "PURCHASER'S LETTER" has the meaning specified in the Indenture.

                 "PURCHASE OPTION AGREEMENT" has the meaning specified in the Preliminary Statements.

                 "PURCHASE PRICE" has the meaning specified in Article VII.

                 "RELEASE" has the meaning specified in CERCLA # 101(22) (42 U.S.A. # 9601(22)).

                 "REQUIRED HOLDERS" means the Holder or Holders of at least a majority of the aggregate Outstanding principal amount of the Bonds at such time.

                 "RESPONSIBLE OFFICER" means the Chairman, any Vice President, the Chief Financial Officer or the Treasurer of the Guarantor.

                 "RESTRICTED SUBSIDIARY" means a Subsidiary (a) organized under the laws of any state of the United States of America (i) at least 80% of the total combined voting power of all classes of Voting Stock and (ii) not less than 100% of the stock or equity interest of each other class of which, shall, in each case, at the time as of which any determination is being made, be owned by the Guarantor either directly or through any Restricted Subsidiary, (b) engaged in a Permitted Business and (c) whose assets and operations are located within the United States of America.

                 "SECURITIES ACT" means the Securities Act of 1933, as amended.

                 "STEPHENS" has the meaning specified in the Preliminary Statements.

                 "SUBORDINATE DEED OF TRUST" has the meaning specified in
Section 2.4.

                 "SUBSIDIARY" means any corporation, partnership or other entity of which (a) a majority of the total combined voting power of all classes of Voting Stock and (b) not less than 100% of the stock or other equity interest of every other class, in each case, at the time as of which any determination is being made, is in each case owned by the Guarantor either directly, through one or more Subsidiaries or both.

                 "SUPPLEMENT" has the meaning specified in Section 2.5.

                 "TAXES" has the meaning specified in Section 3.5.

                 "TERMINATION EVENT" means (a) a "Reportable Event" described in section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), or (b) the withdrawal of the Guarantor or any member of the ERISA Group from a Plan during a plan year in which it was a "substantial employer" as defined under section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041(c) of ERISA, or (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) the imposition of a lien pursuant to section 412(n) of the Code, or (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

                 "TIAA" has the meaning specified in the Preliminary
Statements.

                 "TOTAL DEBT" means, at the date of any determination thereof, the sum of Current Debt and Funded Debt.

                 "TRANSACTION DOCUMENTS" mean the Financing Documents, the Government Contracts, the Operating Agreement and any other document issued by the Issuer, the City or the Guarantor in favor of the Trustee or any other Person in connection with the issuance of Bonds or pursuant to the Indenture.

                 "TRANSFERRING ENTITY" means any one or more governmental entities which may from time to time contract to transfer their inmates for incarceration in the Facility.

                 "TRUSTEE" has the meaning specified in the Preliminary Statements.

                 "TRUSTEE'S FEES AND EXPENSES" has the meaning specified in the Indenture.

                 "UNFUNDED LIABILITIES" has the meaning specified in Section 7.01(n).

                 "VOTING STOCK" means, when used with respect to any Subsidiary, any shares of stock or other ownership interests of such Subsidiary having general voting power under ordinary circumstances to elect a majority of the Board of Directors of such Subsidiary (irrespective of whether at the time stock or ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

                 "WHOLLY OWNED SUBSIDIARY" means any Subsidiary organized under the laws of any state of the United States of America which conducts the major portion of its business in the United States of America, and all of the stock or other ownership interests of every class of which, except director's qualifying shares shall, at the time as of which any determination is being made, be owned by the Guarantor either directly or through Wholly Owned Subsidiaries.

                 SECTION 1.2 Accounting Terms. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles and, except as otherwise herein expressly provided, the generally accepted accounting principles which shall be applied under this Guaranty are those which shall be in effect from time to time.

                 SECTION 1.3 Interpretation. (a) In this Guaranty, unless a clear contrary intention appears:

                 (i) the singular number includes the plural number and vice versa;

                 (ii)    reference to any gender includes each other gender;

                 (iii) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Guaranty as a whole and not to any particular Article, Section or other subdivision;

                 (iv) reference to any Person includes such Person's successors and assigns;

                 (v) reference to any agreement, document or instrument means such agreement, document or instrument as in effect on the date hereof and as the same may thereafter be amended, supplemented or modified, provided, however, that reference to any Financing Document or any other Transaction Document means such Financing Document or Transaction Document, as amended, supplemented or modified in accordance with the terms thereof;

                 (vi) unless the context indicates otherwise, reference to any Article or Section means such Article or Section hereof;

                 (vii) the word "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term;

                 (viii) with respect to the determination of any period of time, the word "from" means "from and including" and the word "to" means "to but excluding"; and

                 (ix) reference to any law means such law as amended, modified, codified or re-enacted, in whole or in part, and in effect from time to time.

                 (b) The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

                 (c) No provision of this Guaranty shall be interpreted or construed against any Person solely because that Person or its legal representative drafted such provision.

                                   ARTICLE II

                            AGREEMENTS OF THE ISSUER

                 SECTION 2.1 Effectiveness of Guaranty. This Guaranty shall become effective contemporaneously with the execution hereof by the Trustee, the Corporation and the Guarantor and the sale of the Bonds by Stephens to TIAA.

                 SECTION 2.2 Guaranty Fee. The Issuer hereby agrees to pay to the Guarantor a non-refundable guaranty fee for the period from and including the date upon which the Guarantor ceases to be the operator of the Facility until the expiration of the term hereof as provided in Article V hereof, computed for the actual number of days elapsed during a year of 365 or 366 days, as the case may be, at the rate of one percent (1%) per annum, calculated as a percentage of the principal amount of the Bonds from time to time. The amount of the guaranty fee shall be determined as of the date upon which the Guarantor ceases to be the operator of the Facility and thereafter as of January 1 of each year and shall be payable in equal monthly installments on or before the tenth of each month. The refusal, failure or inability of the Issuer to pay all or any portion of such guaranty fee shall not effect the obligations of the Guarantor hereunder.

                 SECTION 2.3 Payments to the Guarantor. After each and every payment is made by the Guarantor under this Guaranty, the Issuer hereby agrees to pay to the Guarantor, within five (5) Business Days after demand therefor by the Guarantor, an amount equal to the amount paid by the Guarantor hereunder, and to pay interest on any and all such amounts from the date of the Guarantor's payment until payment in full thereof by the Issuer at the prime lending rate of NationsBank of Texas, N.A., determined as of the date of the Guarantors payment.

                 SECTION 2.4 Subordinate Deed of Trust. As security for the Issuer's obligations to the Guarantor under Section 2.2 and Section 2.3, the Issuer shall execute and acknowledge a deed of trust (the "Subordinate Deed of Trust") granting a Lien on the Facility for the benefit of the Guarantor which shall be expressly subordinate and inferior to the Deed of Trust and otherwise in form and substance satisfactory to the Trustee and TIAA. Notwithstanding anything in the Financing Documents to the contrary, the Guarantor may accept a deed in lieu of foreclosure from the Corporation or may initiate foreclosure proceedings and sell the Facility under the Subordinate Deed of Trust, as provided therein, in either case, expressly subject to the Lien of the Mortgage, but only if at the time of the execution of any deed by the Issuer to the Guarantor or the initiation of foreclosure proceedings (and at all times prior to any foreclosure sale of the Facility) neither any Guarantor Default nor Guarantor Event of Default shall exist.


                 SECTION 2.5. Guarantor as Owner of the Facility; Assumption of Bond Obligations. If at any time the Guarantor becomes the owner of the Facility, whether pursuant to the Purchase Option Agreement, a deed executed by the Issuer in lieu of foreclosure, under the Subordinate Deed of Trust or otherwise, the Guarantor shall (a) immediately assume all of the Bond Obligations and all other obligations of the Issuer under the Bonds, the Indenture, the Mortgage, the Assignment of

Leases and the Agreement pursuant to an assumption agreement (the "Assumption Agreement"), executed by the Guarantor, dated as of the date the Guarantor becomes the owner of the Facility and otherwise in form and substance satisfactory to the Trustee and the Required Holders; provided, however, the Assumption Agreement shall not require any increase in the rate of interest or the Make-Whole Amount applicable to the Bonds, shorten the average life of the Bonds, contain any representations, warranties or covenants other than those set forth in Article IV, Article V and Article VI of this Guaranty or, except as provided herein, require the payment of any additional fee to any Holder or any other Person as a condition to the effectiveness of the Assumption Agreement; (b) enter into a supplemental indenture of trust (the "Supplement") with the Trustee, dated as of the date of the Assumption Agreement, amending and supplementing the Indenture to include, (i) the covenants (and only the covenants) contained in Article V and Article VI of this Guaranty, (ii) the provisions of Section 7.1 of this Guaranty (set out in full and not by reference) and (iii) any defined terms used in said Article V, Article VI and
Section 7.1; (c) deliver to the Trustee a certificate of an officer and of the secretary or an assistant secretary of the Guarantor dated the date of the Assumption Agreement certifying, (i) that the Board of Directors of the Guarantor (or a duly authorized committee thereof) (A) has authorized the execution, delivery and performance by the Guarantor of the Assumption Agreement and the Supplement, (B) has approved the form of the Assumption Agreement and the Supplement and (C) has authorized officers of such Guarantor to execute and deliver the Assumption Agreement and the Supplement, (ii) the incumbency and specimen signatures of the officers of the Guarantor executing the Assumption Agreement and the Supplement and (iii)(A) that the representations and warranties made by the Guarantor in this Guaranty were true and correct in all material respects on the date when made and are true and correct on the date of such certificate as though made on such date, (B) the absence of any proceedings for the dissolution or liquidation of the Guarantor and (C) the absence of the occurrence and continuance of any Event of Default or other event that with the giving of notice or the passage of time or both could become an Event of Default, in each case, under the Indenture as supplemented and amended by the Supplement; (d) cause an opinion of counsel to the Guarantor to be delivered to the Trustee, addressed to the Trustee and upon which the Holders of the Bonds may expressly rely and otherwise in form and substance reasonably satisfactory to the Trustee and the Required Holders, covering, inter alia, the enforceability against the Guarantor of the Assumption Agreement, the Indenture as supplemented by the Supplement, the Bonds, the Mortgage, the Assignment of Leases and the Agreement; and (e) pay all reasonable expenses of the Trustee, each Holder and the Issuer in connection therewith.


                                  ARTICLE III

                                    GUARANTY

                 SECTION 3.1   Guaranty.   (a) The Guarantor hereby
unconditionally and irrevocably guarantees the full and prompt payment in full when due in lawful money of the United States, upon maturity by acceleration or otherwise, and at all times thereafter, of (i) any and all of the Bond Obligations, including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code and the operation of Sections 502(b) and 506(b) of the Bankruptcy Code, except as such sections are applicable in connection with a bankruptcy proceeding initiated by or against the Guarantor, (ii) all other amounts that the Issuer may from time to time owe to the Trustee under the Indenture and the other Financing Documents and (iii) all Trustees Fees and Expenses and all costs, expenses and liabilities incurred, or resulting from any permitted or required action, by the Trustee under the Financing Documents (including, without limitation, the performance of its duties, the exercise of its rights and powers under, and the enforcement of, the Financing Documents) and for which the Trustee is entitled to be compensated, indemnified or reimbursed pursuant to the Indenture (the obligations of the Guarantor described in clauses (i), (ii) and (iii) being collectively, the "Guaranteed Obligations"). In addition, the Guarantor agrees to pay the fees, costs and expenses described in Section 9.2. The Guarantor agrees that this Guaranty constitutes a guaranty of payment when due and not of collection and waives any right that any resort be had by the Trustee, any Holder of a Bond or any other Person to any of the security held for payment of any of the Bond Obligations or to any balance of any deposit account or credit on the books of the Trustee, any Holder or any other Person in favor of the Issuer or any other Person.

                 (b) The Guarantor further agrees, in furtherance of the foregoing and not in limitation of any other right which the Trustee, any Holder of a Bond or any other Person may have at law or in equity against the Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Bond Obligations and other obligations under the Financing Documents when and as the same shall become due, whether by required prepayment, declaration or otherwise (including amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) (except as such section is applicable in connection with a bankruptcy proceeding initiated by or against the Guarantor), the Guarantor will forthwith pay, or cause to be paid, in cash, to the Trustee for the ratable benefit of the Holders of the Bonds, an amount in the aggregate equal to the sum of the unpaid principal amount of the Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on the Bond Obligations and the other Guaranteed Obligations (including interest which, but for the filing of a petition in bankruptcy with respect to the Issuer, would accrue on the Bond Obligations) and all other Guaranteed Obligations then owed to the Trustee and the Holders of the Bonds as aforesaid.

                 SECTION 3.2 Guaranty Absolute. The Guarantor agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that the Guarantor will remain bound upon this Guaranty notwithstanding any extension, renewal or other alteration of any Guaranteed Obligation. To the extent permitted by applicable law, the obligations of the Guarantor under this Guaranty shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise of any of the Guaranteed Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations, discharge of the Issuer or any other Person other than the Guarantor from any of the Guaranteed Obligations in a bankruptcy or similar proceeding or otherwise. Without limiting the generality of the foregoing, to the extent permitted by applicable law, the obligations of the Guarantor under this Guaranty shall not be discharged, impaired or otherwise affected by:

         (a) the compromise, settlement, release or termination of any or all of the obligations, covenants or agreements of the Issuer under the Indenture or any other Financing Document or the City or the Guarantor under the Operating Agreement;

         (b) the failure to give notice to the Guarantor of the occurrence of a default under the terms and provisions of this Guaranty, the Indenture or any other Transaction Document, except as specifically provided in this Guaranty;

         (c) the sale, assignment or mortgaging or the purported assignment or mortgaging of all or any part of the interest of the Issuer in the Facility;

         (d) the waiver of the payment, performance or observance by the Issuer, the City or the Guarantor of any of the obligations, covenants, or agreements of any of them contained in any Financing Document, the Operating Agreement or this Guaranty;

         (e) the extension of the time for payment of any of the Bond Obligations or any of the other Guaranteed Obligations or of the time for performance of any other obligations, covenants or agreements under or arising out of this Guaranty or any of the other Transaction Documents or the extension or the renewal of any thereof;

         (f) any rescission, waiver, modification or amendment (whether material or otherwise) of any of the terms or provisions of this Guaranty or any other Financing Document;

         (g) the taking or the failure to take any of the actions referred to in any Transaction Document or under this Guaranty;

         (h) any failure, omission, delay or lack on the part of the Issuer, the Trustee or any Holder to assert any claim or demand against the Guarantor hereunder or against the Guarantor or the Issuer under any Transaction Document or to enforce, assert or exercise any right, power or remedy conferred on the Issuer, the Trustee or any Holder in this Guaranty or under any Transaction Document, or any other act or acts on the part of the Issuer, the Trustee or any of the Holders from time to time of the Bonds;

         (i) the voluntary or involuntary liquidation, dissolution, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings affecting the Guarantor, the Issuer or the City or any of the assets of any of them, or any allegation or contest of the validity of this Guaranty in any such proceeding or the sale or other disposition of all or substantially all the assets of the Issuer or the Guarantor;

         (j) the release or discharge of the Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty by operation of law;

         (k) the failure to perfect any security interest in, or the release of, any collateral security held by the Trustee or any other Person for the Bond Obligations and the other Guaranteed Obligations or any of them or any Holder or any other Person to exercise any right or remedy against the Issuer or against any other guarantor of any of the Bond Obligations and the other Guaranteed Obligations;

         (l) the default, failure or delay, willful or otherwise, in the performance by the Guarantor or the Issuer to perform any of its obligations set forth herein or by the Guarantor, the Issuer or any other Person to perform any of its obligations set forth in any Transaction Document;

         (m) any lack of validity or enforceability of the Indenture, any of the other Financing Documents or the Operating Agreement or any other agreement or instrument executed pursuant to the Indenture;

         (n) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Bond Obligations or any other consent to departure from any Transaction Document; or

         (o) to the extent permitted by law, any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantor or which would otherwise operate as a discharge of the Guarantor as a matter of law or equity.

                 SECTION 3.3   Action by Trustee.   In the event of a default
by the Issuer of its payment obligations under the Indenture and the other Financing Documents, the Trustee, in its sole discretion, may proceed first and directly against the Guarantor under this Guaranty without proceeding against or exhausting any other remedies which it may have against the Issuer or any other Person and without resorting to any collateral security held by it, and in so proceeding against the Guarantor, no election of remedies shall be deemed made as to the Issuer or this Guaranty or any collateral security or remedy.

                 SECTION 3.4 Renewals, Amendments and Other Security; Partial Releases. The Trustee for the benefit of the Holders of the Bonds may, from time to time, whether before or after any of the Guaranteed Obligations shall become due and payable, without notice to the Guarantor or any other Person, take any or all of the following actions: (a) retain or obtain a security interest in any property to secure payment and performance of any of the Bond Obligations or any of the other Guaranteed Obligations, (b) retain or obtain the primary or secondary liability of any Person, in addition to the Guarantor, with respect to any of the Bond Obligations or any of the other Guaranteed Obligations, (c) create (pursuant to or as permitted by the Financing Documents), extend or renew for any period (whether or not longer than the original period) or alter or exchange any of the Bond Obligations or any of the other Guaranteed Obligations or release or compromise any obligation of any nature of any Person with respect thereto, (d) release or fail to perfect its security interest in, or surrender, release or permit any substitutions or exchange for, all or any part of any property securing any of the Bond Obligations or any of the other Guaranteed Obligations, or create, extend or renew for any period (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any Person with respect to any such property, and (e) after the occurrence and during the continuance of an Event of Default, enforce this Guaranty whether or not it (i) shall have resorted to any collateral security or any other property securing payment and performance of the Bond Obligations or any of the other Guaranteed Obligations or (ii) shall have proceeded against any other Person primarily or secondarily liable on any of the Bond Obligations or any of the other Guaranteed Obligations (all of the actions referred to in the preceding clauses (i) and (ii) being hereby expressly waived by the Guarantor to the extent permitted by applicable law).

                 SECTION 3.5 Payments Free and Clear of Taxes, Etc. (a) Any and all payments made by the Guarantor hereunder shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on net income and all income and franchise taxes of the United States and any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) each Holder shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions and (iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                 (b) In addition, the Guarantor agrees to pay any present or future stamp or documentary taxes, or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Guaranty (hereinafter referred to as "Other Taxes").

                 (c) The Guarantor will indemnify each Holder for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.5) paid by such Holder and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date each Holder makes written demand therefor.

                 (d) Within thirty (30) days after the date of any payment of Taxes, the Guarantor will furnish to each Holder, at its address set forth in the Bond Register, the original or certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment, the Guarantor will furnish to each Holder a certificate from each appropriate taxing authority, or an

Opinion of Counsel acceptable to the Holders, in either case stating that such payment is exempt from or not subject to Taxes.

                 (e) Without prejudice to the survival of any other agreement of the Guarantor hereunder, the agreements and obligations of the Guarantor contained in subsections (a) through (d) of this Section 3.5 shall survive the payment in full of the Guaranteed Obligations.

                 SECTION 3.6. Effect of Debtor Relief Laws. If after receipt of any payment of, or proceeds of any security applied (or intended to be applied) to the payment of all or any part of the Guaranteed Obligations, the Trustee or any Holder is for any reason compelled to surrender or voluntarily surrenders, such payment or proceeds to any Person (a) because such payment or application of proceeds is or may be avoided, invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, fraudulent conveyance, fraudulent transfer, impermissible set-off or a diversion of trust funds or (b) for any other reason, including (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Trustee, any Holder of a Bond or any of their respective properties or (ii) any settlement or compromise of any such claim effected by the Trustee or any Holder of a Bond with any such claimant, then the Guaranteed Obligations or part thereof intended to be satisfied shall be reinstated and continue, and this Guaranty shall continue in full force as if such payment or proceeds had not been received, notwithstanding any revocation thereof or the cancellation of any Bond or any other instrument evidencing all or any part of the Guaranteed Obligations or otherwise; and the Guarantor shall be liable to pay the Trustee and the Holders of the Bonds, and hereby does indemnify the Trustee and the Holders of the Bonds and hold them harmless for the amount of such payment or proceeds so surrendered and all expenses (including reasonable attorneys' fees, court costs and expenses attributable thereto) incurred by the Trustee or any Holder in the defense of any claim made against it that any payment or proceeds received by the Trustee or any Holder of a Bond in respect of all or part of the Guaranteed Obligations must be surrendered. The provisions of this paragraph shall survive the termination of this Guaranty, and any satisfaction and discharge of the Issuer by virtue of any payment, court order or any federal or state law.

                 SECTION 3.7 Subrogation. Notwithstanding any payment or payments made by the Guarantor hereunder, or any set-off or application by the Trustee or any Holder of any security or of any credits or claims, the Guarantor will not assert or exercise any rights of the Trustee or any Holder against the Issuer to recover the amount of any payment made by the Guarantor to the Trustee or any Holder hereunder by way of any claim, remedy or subrogation, reimbursement, exoneration, contribution, indemnity, participation or otherwise arising by contract, by statute, under common law or otherwise, and the Guarantor shall not have any right of recourse to or any claim against assets or property of the Issuer (other than pursuant to the Subordinate Deed of Trust), until all of the obligations of the Issuer under the Financing Documents are paid in full. If any amount shall nevertheless be paid to the Guarantor by the Issuer prior to payment in full of the obligations of the Guarantor and the Issuer under the Financing Documents, such amount shall be held in trust for the benefit of the Trustee and the Holders and shall forthwith be paid to the Trustee to be credited and applied to the Guaranteed Obligations, whether matured or unmatured. The provisions of this paragraph shall survive the termination of this Guaranty and any satisfaction and discharge of the Issuer by virtue of any payment, court order or any federal or state law. Notwithstanding anything in this Section 3.7 to the contrary, so long as no Guarantee Default or Guarantor Event of Default has occurred and is continuing, the provisions of this Section 3.7 shall not impair or otherwise affect the Guarantor's right or ability (a) to receive payments pursuant to Sections 2.2 and 2.3 hereof, (b) to accept a deed in lieu of foreclosure pursuant to the Subordinate Deed of Trust in accordance with Sections 2.4 and 2.5 hereof, (c) to initiate foreclosure proceedings and sell the Facility pursuant to the Subordinate Deed of Trust in accordance with Sections 2.4 and 2.5 hereof, (d) to exercise, and acquire the Facility pursuant to, the Purchase Option in accordance with Section 2.5 hereof, or (e) upon exercise of the Purchase Option, to receive credit against the purchase price as provided in Section 2 of the Purchase Option Agreement; provided, however, no such credit shall in any manner diminish the obligations of the Guarantor hereunder.

                 SECTION 3.8 Subordination. If the Guarantor is or becomes the Holder of any indebtedness payable by the Issuer, the Guarantor hereby subordinates all indebtedness and liabilities owing to it from the Issuer to all indebtedness and liabilities of the Issuer to the Trustee and the Holders, and agrees that during the continuance of any Event of Default or event that with the giving of notice or the passage of time or both could become an Event of Default, it shall not accept any payment on the same until payment in full of the obligations of the Issuer under the Indenture and the other Financing Documents, and shall in no circumstance whatsoever attempt to set-off or reduce any obligations hereunder because of such indebtedness. If any amount shall nevertheless be paid to the Guarantor by the Issuer prior to payment in full of the Guaranteed Obligations, such amount shall be held in trust for the benefit of the Trustee and the Holders and shall forthwith be paid to the Trustee to be credited and applied to the Guaranteed Obligations, whether matured or unmatured. Notwithstanding anything herein to the contrary, so long as no Guarantee Default or Guarantor Event of Default has occurred and is continuing, the provisions of this Section 3.8 shall not impair or otherwise affect the Guarantor's right or ability (a) to receive payments pursuant to Sections 2.2 and 2.3 hereof, (b) to accept a deed in lieu of foreclosure pursuant to the Subordinate Deed of Trust, (c) to initiate foreclosure proceedings and sell the Facility pursuant to the Subordinate Deed of Trust in accordance with Sections
2.4 and 2.5 hereof, (d) to exercise, and acquire the Facility pursuant to, the Purchase Option in accordance with Sections 2.4 and 2.5 hereof, or (e) upon exercise of the Purchase Option, to receive credit against the purchase price as provided in Section 2 of the Purchase Option Agreement; provided, however, no such credit shall in any manner diminish the obligations of the Guarantor hereunder.

                 SECTION 3.9 Waiver. The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and waives presentment, demand of payment, notice of intent to accelerate, notice of dishonor or nonpayment and any requirement that the Trustee or any Holder of a Bond institute suit, collection proceedings or take any other action to collect the Guaranteed Obligations, including any requirement that the Trustee or any Holder of a Bond protect, secure, perfect or insure any Lien against any property subject thereto or exhaust any right or take any action against the Issuer or any other Person or any collateral (it being the intention of the Trustee, the Holders of the Bonds and the

Guarantor that this Guaranty is to be a guaranty of payment and not collection). It shall not be necessary for the Trustee or any Holder of a Bond, in order to enforce any payment by the Guarantor hereunder, to institute suit or exhaust its rights and remedies against the Issuer or any other Person, including others liable to pay any Guaranteed Obligations, or to enforce its rights against any security ever given to secure payment thereof. The Guarantor hereby expressly waives to the maximum extent permitted by applicable law each and every right to which it may be entitled by virtue of the suretyship laws of the State of Texas, including any and all rights it may have pursuant to Rule 31, Texas Rules of Civil Procedure, Section 17.001 of the Texas Civil Practice and Remedies Code and Chapter 34 of the Texas Business and Commerce Code. The Guarantor hereby waives marshaling of assets and liabilities, notice by the Trustee or any Holder of a Bond of any indebtedness or liability to which such Trustee or Holder applies or may apply any amounts received by such Trustee or Holder, and of the creation, advancement, increase, existence, extension, renewal, rearrangement or modification of the Guaranteed Obligations. The Guarantor expressly waives, to the extent permitted by applicable law, the benefit of any and all laws providing for exemption of property from execution or for valuation and appraisal upon foreclosure.

                 SECTION 3.10 Full Force and Effect. This Guaranty is a continuing guaranty and shall remain in full force and effect until all Bond Obligations and other of the obligations of the Issuer under the Indenture and the other Financing Documents and all other amounts payable under this Guaranty have been paid in full. All rights, remedies and powers provided in this guaranty may be exercised, and all waivers contained in this Guaranty may be enforced, only to the extent that the exercise or enforcement thereof does not violate any provisions of applicable law which may not be waived.

                 SECTION 3.11 Benefits of Guaranty. This Guaranty is entered into by the Guarantor for the benefit of the Issuer and the Trustee and their successors or assigns, and the Holders of the Bonds, all of whom shall be entitled to enforce the performance and observance of this Guaranty to the same extent as if they were parties signatory hereto.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                 The Guarantor represents and warrants to the Issuer, the Trustee and each Holder from time to time of any Bond as follows:

                 SECTION 4.1   Organization, Qualification, Authorization, Etc.
(a) The Guarantor is a corporation duly organized and existing in good standing under the laws of the State of Delaware; each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is organized. The Guarantor and each Subsidiary have the corporate power to own their respective properties and to carry on their respective businesses as now being conducted. The Guarantor is qualified as a foreign corporation and is in good standing in the States of Tennessee and Texas, and the Guarantor and all Subsidiaries are duly qualified as foreign corporations to do business and are in good standing in each other jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

                 (b) The Guarantor has full right, power and authority to enter into and perform this Guaranty and to operate the Facility pursuant to the Operating Agreement.

                 (c) The execution, delivery and performance by the Guarantor of this Guaranty and the Operating Agreement have been duly authorized by all necessary corporate action on the part of the Guarantor.
This Guaranty and the Operating Agreement have been duly executed and delivered by the Guarantor and constitute legal, valid and binding obligations of the Guarantor, enforceable in accordance with their respective terms, except as limited by bankruptcy, moratorium, reorganization and other laws relating to or affecting enforcement of creditors' rights generally and except as enforceability is subject to judicial discretion under general principles of equity and except as enforceability of indemnification or contribution provisions to which this Guaranty relates may be limited, in whole or in part, by applicable securities laws or public policy.

                 SECTION 4.2 Financial Statements, Etc. The Guarantor has furnished the Trustee with the following financial statements: (i) consolidated balance sheet of the Guarantor and the Subsidiaries as at December 31, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows of the Guarantor and the Subsidiaries for such year, certified by Arthur Andersen LLP; and (ii) unaudited consolidated balance sheet of the Guarantor and the Subsidiaries as at March 31, 1996 and the unaudited related consolidated statements of operations, stockholder's equity and cash flows for the period ended on such date, prepared by the Guarantor. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), having been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Guarantor and the Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Guarantor and the Subsidiaries as at the dates thereof, and the statements of operations and statements of cash flows fairly present the results of the operations of the Guarantor and the Subsidiaries for the periods indicated.

                 SECTION 4.3   Full Disclosure.   (a) Neither this Guaranty,
the Operating Agreement, the Financing Documents, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

                 (b) There is no fact peculiar to the Guarantor or any of the Subsidiaries which has a Material Adverse Effect or in the future may (so far as the Guarantor can now foresee) have a Material Adverse Effect which has not been set forth in this Guaranty or in the other documents, certificates and statements furnished to the Trustee by or on behalf of the Guarantor prior to the date hereof in connection with the transactions contemplated hereby.

                 SECTION 4.4 Changes, Etc. Since December 31, 1995, (a) neither the Guarantor nor any Subsidiary has entered into any materially adverse transactions not in the ordinary course of business, nor incurred any material liabilities or obligations, direct or contingent, not shown in the Guarantor's Annual Report (Form 10-K) for the fiscal year ended December 31, 1995 or in the Guarantor's Quarterly Report on (Form 10-Q) for the fiscal quarter ended March 31, 1996, and (b) no events have occurred which, individually or in the aggregate, have had, or in the future are likely to have, a Material Adverse Effect. The Facility is not presently affected by any fire, explosion, accident, labor controversy, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy. Neither the business nor the other properties of the Guarantor or any Subsidiary are presently affected by any fire, explosion, accident, labor controversy, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty which could reasonably be expected to have a Material Adverse Effect, or if any such existing event or condition were to continue for more than 30 additional days (unless in the reasonable opinion of the Guarantor such event or condition is not likely to continue for such period) could reasonably be expected to have a Material Adverse Effect.

                 SECTION 4.5 Tax Returns and Payments. The Guarantor has filed all federal tax returns and all other tax returns required by law to be filed by it (or obtained extensions with respect thereto) that, in the case of such other tax returns, if not filed (or extensions not obtained) would have a Material Adverse Effect and has paid all federal income taxes and other taxes, assessments and other governmental charges levied upon it or any of its properties, assets, income or franchises which are due and payable, other than those which are not past due or are presently being contested in good faith by appropriate proceedings diligently conducted for which such reserves or other appropriate provisions, if any, as shall be required by generally accepted accounting principles, have been made or, except for any federal income taxes, which if not paid would have a Material Adverse Effect.

                 SECTION 4.6 Debt. Other than the Debt represented by this Guaranty and the Debt set forth in the Guarantor's Annual Report (Form 10-K) for the fiscal year ended December 31, 1995 or in the Guarantor's Quarterly Report (Form 10-Q) for the fiscal quarter ended March 31, 1996, neither the Guarantor nor any Subsidiary has any secured or unsecured Debt outstanding. In addition to this Guaranty, the only instruments or agreements to which the Guarantor is a party or by which it is bound or which is applicable to it that contain any restrictions on the incurrence by the Guarantor of additional Debt are instruments or agreements entered into in connection with the Debt disclosed in the annual and quarterly reports referred to in the preceding sentence. There exists no default under the provisions of any instrument evidencing such Debt or of any agreement relating thereto.

                 SECTION 4.7 Franchises, Licenses, Agreements, Etc. The Guarantor and each Subsidiary are in possession of and operating in compliance with all franchises, grants, authorizations, approvals, licenses, permits, easements, rights-of-way, consents, certificates and orders and all patents, trademarks, service marks and copyrights that are necessary in any material respect for the ownership, maintenance and operation of the Facility.

                 SECTION 4.8 Compliance with Applicable Law, Other Instruments, Etc. (a) The Guarantor is not in violation of any provision of its certificate of incorporation or bylaws or any Governmental Requirement affecting it or its properties, which violation, individually or collectively, will not have a Material Adverse Effect or any agreement or instrument evidencing indebtedness or any agreement relating thereto, and the execution, delivery and performance of this Guaranty will not result in any violation of or constitute a default under any agreement or instrument to which the Guarantor is a party or result in the creation of (or impose any obligation on the Guarantor to create) any Lien upon any of its properties or assets.

                 (b) Without limiting the foregoing, the Guarantor is not in violation of any term of any agreement or instrument to which it is a party or any Governmental Requirement affecting any of its other properties, facilities or activities other than violations which, individually or collectively, will not have a Material Adverse Effect.

                 (c) Neither the Guarantor nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instruments evidencing indebtedness of the Guarantor or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its certificate of incorporation) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Guarantor of the type to be evidenced by this Guaranty, except as to which any consent has been obtained.

                 SECTION 4.09 Litigation, Etc. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Guarantor, threatened (a) against or affecting the Facility or arising out of or related to any activity of the Guarantor with respect to the Facility by or before any court, arbitrator or administrative or governmental body or (b) against the Guarantor or any of its Subsidiaries, or any property or other rights of the Guarantor or any of the Subsidiaries, by or before any court, arbitrator or administrative or governmental body, in each case, which the Guarantor believes is reasonably likely to be adversely determined against the Guarantor or such Subsidiary and if so adversely determined would reasonably be likely to result individually or in the aggregate in any Material Adverse Effect.

                 SECTION 4.10 ERISA. The Guarantor and each member of its ERISA Group has timely fulfilled all its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is (and has been) in compliance in all material respects with the applicable provisions of ERISA, the Code and other law with respect to each Plan and Benefit Arrangement. Each Plan and Benefit Arrangement is (and has been) maintained and operated in compliance in all material respects with the applicable provisions of ERISA, the Code and other law. Neither the Guarantor nor any member of its ERISA Group (i) has sought (or is seeking) a waiver of the minimum funding standard under section 412 of the Code in respect of any Plan, (ii) has failed to timely make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan, which has resulted or could result in the imposition of a lien or the posting of a bond or other security under ERISA or the Code, or (iii) has incurred (and no event exists, including, without limitation, any contingent secondary liability event under section 4204 of ERISA, which could result in) any liability under Title IV of ERISA (other than a liability to the PBGC for premiums under section 4007 of the ERISA). No litigation, investigation or claim (other than a routine, undisputed claim for benefits) is pending or, to the knowledge of the Guarantor, threatened or anticipated concerning any Plan, Multiemployer Plan or Benefit Arrangement. There is no "amount of unfunded benefit liabilities," as defined in section 4001(a)(18) of ERISA, under any Plan and, with respect to each Multiemployer Plan, should a complete or partial withdrawal occur with respect thereto, there would be no withdrawal liability. The Guarantor and the members of the ERISA Group may terminate any and/or all Plan(s) and/or Benefit Arrangement(s) without incurring a Material Adverse Effect.

                 SECTION 4.11 Governmental Consent. Neither the nature of the Guarantor or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Guarantor or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance or delivery of this Guaranty is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any Person (other than routine filings after the date hereof, with the Securities and Exchange Commission or state securities or Blue Sky authorities) in connection with the execution and delivery of this Guaranty or fulfillment of or compliance with the terms and provisions of this Guaranty and the Operating Agreement.

                 SECTION 4.12 Status Under Certain Federal Statutes. Neither the Guarantor nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended; provided, however, that Transcor America, Inc., a Subsidiary, is subject to regulation under the Interstate Commerce Act, as amended.

                 SECTION 4.13 Operating Agreement; Government Contracts. (a) The Operating Agreement is in full force and effect and no material term or condition thereof has been amended, modified or waived from the terms and conditions contained in the Operating Agreement. The Guarantor has, and, to the Guarantor's knowledge, the City has, performed and complied in all material respects with all of the terms and conditions set forth in the Operating Agreement, and no default exists thereunder.

                 (b) The Existing Government Contracts are the only Government Contracts in effect on the date hereof. Each of the Existing Government Contracts is in full force and effect and no material term or condition thereof has been amended, modified or waived from the terms and conditions contained in such Existing Governmental Contract. The parties to each of the Existing Government Contracts have performed and complied in all material respects with all of the terms and conditions set forth in such Existing Government Contract, and no default exists thereunder.

                 SECTION 4.14 Chief Executive Office. The chief executive office of the Guarantor and the office where it maintains its records is located at 102 Woodmont Boulevard, Nashville, Tennessee 37205.

                 SECTION 4.15 Review of Documents. The Guarantor has reviewed the Transaction Documents and confirms the rights, powers, privileges and indemnities of the Trustee contained in the Indenture.

                 SECTION 4.16 Credit Decisions. The Guarantor has independently and without reliance upon the Trustee or any Holder or TIAA and based on its review of the Transaction Documents and other documents and information as it has deemed appropriate, made its own credit analysis to enter into this Guaranty.

                 SECTION 4.17. Private Offering by the Guarantor. The Guarantor has not offered the Bonds, this Guaranty for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than, in the case of the Guaranty, Teachers and the Trustee. The Guarantor has not taken, and will not take, any action which would subject the Bonds or the Guaranty to the registration requirements of Section 5 of the Securities Act.

                                   ARTICLE V

                             AFFIRMATIVE COVENANTS

                 The Guarantor hereby covenants and agrees with the Issuer, the Trustee and each Holder from time to time of any Bond as follows:

                 SECTION 5.1 Reporting Requirements. So long as any Bond remains unpaid, the Guarantor covenants that it will deliver in duplicate to the Trustee and each Holder of a Bond:

                 (a) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, an unaudited consolidated statement of operations, shareholders' equity and cash flows of the Guarantor and the Restricted Subsidiaries for such quarterly period and for the period from the beginning of the current fiscal year to the end of such quarterly period, and an unaudited consolidated balance sheet of the Guarantor and the Restricted Subsidiaries as at the end of such quarterly period, and setting forth in comparative form figures for the corresponding periods in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Guarantor, subject to changes resulting from year-end adjustments;

                 (b) as soon as practicable and in any event within 90 days after the end of each fiscal year, a consolidated statement of operations, shareholders' equity and cash flows of the Guarantor and the Restricted Subsidiaries for such year, and a consolidated balance sheet of the Guarantor and the Restricted Subsidiaries as at the end of such year, and setting forth in comparative form corresponding figures from the preceding annual audit, all in reasonable detail and reported on by Arthur Andersen LLP or other independent public accountants of recognized national standing selected by the Guarantor and acceptable to the Trustee whose report shall (i) contain an opinion that shall be unqualified as to the scope or limitations imposed by the Guarantor and shall not be subject to any other material qualifications and (ii) shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the Guarantor and the Restricted Subsidiaries at the dates indicated and their cash flows and the results of their operations and the changes in their financial position for the periods indicated in conformity with generally accepted accounting principles;

Together with each delivery of financial statements required by clauses (a) and
(b) above, the Guarantor will deliver to each Holder of a Bond an Officer's Certificate (i) demonstrating compliance by the Guarantor and the Restricted Subsidiaries with the provisions of Sections 6.1, 6.2 and 6.3 (with computations in reasonable detail) and (ii) stating that the signers have reviewed this Guaranty and have made, or cause to be made under their supervision, a review of the transactions and conditions of the Guarantor and the Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period of any Guarantor Default or Guarantor Event of Default or, if any, such Guarantor Default or Guarantor Event of Default exists, specifying the nature and period of existence thereof and what action the Guarantor proposes to take with respect thereto. Together with each delivery of financial statements required by clause (b) above, the Guarantor will deliver to the Trustee and each Holder of a Bond, a written statement of such accountants stating that (i) their audit examination has included a review of the terms of this Guaranty and that such review is sufficient to enable them to make the statement referred to in clause (iii) of this sentence (it being understood that no special audit procedures, other than those required by generally accepted auditing standards, shall be required), (ii) whether in the course of their audit examination, they obtained knowledge (and whether, as of the date of such written statement, they have knowledge) of the existence of any Guarantor Default or Guarantor Event of Default and, if so, specifying the nature and period of existence thereof and (iii) they have reviewed the Officer's Certificates delivered pursuant to the immediately preceding sentence and that the matter set forth in such Officer's Certificates pursuant to clause
(i) of the immediately preceding sentence have been properly stated in accordance with the terms of this Guaranty. Such accountants, however, shall not be liable to any Person by reason of their failure to obtain knowledge of any Guarantor Default or Guarantor Event of Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards.

                 SECTION 5.2 Further Assurances. The Guarantor shall cure promptly any defects in the execution and delivery of this Guaranty.

                 SECTION 5.3 Payment of Taxes and Claims. The Guarantor covenants that it will pay, and will cause each Subsidiary to pay, all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or profits before any penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien upon any of its properties or assets, provided that no such tax, assessment, charge or claim need be paid if (i) such charge or claim is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, (ii) such contest will not subject the Trustee or any Holder of a Bond to civil or criminal liability and (iii) such reserves or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor.

                 SECTION 5.4 Indemnification for Breach of Representations or Covenants. The Guarantor shall indemnify each Indemnitee and hold each Indemnitee harmless from and against all losses, costs, expenses (including reasonable attorneys' fees), obligations, damages, penalties, disbursements and liabilities which such Indemnitee may actually incur as a result of, in connection with or arising out of (a) the breach of any representation or warranty of the Guarantor or any Subsidiary contained herein or (b) the nonfulfillment by the Guarantor or any Subsidiary of, or its failure to perform, any of its covenants or agreements contained in this Guaranty. The indemnity contained in this Section 5.4 shall survive the termination of this Guaranty.

                 SECTION 5.5 Performance of Operating Agreement, Etc. The Guarantor will perform each and every term and condition of the Operating Agreement relating to the Facility so as to cause no default under any Government Contract.

                 SECTION 5.6 Service of Process. The Guarantor agrees that it is and will remain subject to service of process in the States of Delaware, Tennessee and Texas so long as any of the Guaranteed Obligations remains unpaid.

                                   ARTICLE VI

                              FINANCIAL COVENANTS

                 The Guarantor covenants and agrees with the Trustee and each Holder from time to time of any Bond as follows:

                 SECTION 6.1 Consolidated Net Worth. The Guarantor will not permit Consolidated Net Worth at any time to be less than (a) $80,000,000 during the period from the date of this Guaranty through December 31, 1995 and
(b) an amount during each fiscal quarter thereafter equal to the sum of (i) the amount of Consolidated Net Worth required hereunder for the immediately preceding fiscal quarter plus (ii) if positive, 50% of Consolidated Net Income for such immediately preceding fiscal quarter.

                 SECTION 6.2 Consolidated Fixed Charges. Consolidated Fixed Charge Coverage shall not be less than 2.00 as at June 30, 1996 and as at the end of each fiscal quarter occurring thereafter.

                 SECTION 6.3 Total Debt. The Guarantor will not, and will not permit Consolidated Total Debt to exceed 66 % of Consolidated Total Capitalization at any time.

                                  ARTICLE VII

                          GUARANTOR EVENTS OF DEFAULT

                 SECTION 7.1 Guarantor Events of Default. If any of the following events (each such event being a "Guarantor Event of Default") shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

                 (a) the Guarantor defaults in the payment of any amount due hereunder; or

                 (b) any representation or warranty made by or on behalf of the Guarantor in this Guaranty or in any writing furnished in connection with or pursuant to this Guaranty shall be false in any material respect on the date as of which made; or

                 (c) the Guarantor fails to perform or observe any agreement contained in Article VI; or

                 (d) the Guarantor fails to perform or observe any other agreement, term or condition contained in this Guaranty and such failure shall not be remedied within 30 consecutive days after the earlier of (i) the date on which such failure shall first have become known to any Responsible Officer or (ii) the date on which written notice thereof shall have been received by a Responsible Officer of the Guarantor from the Trustee or any Holder of any Bond; or

                 (e) the Guarantor or any Subsidiary (i) defaults in any payment of principal of or interest on any other Debt beyond any period of grace provided with respect thereto, or (ii) fails to perform or observe any other agreement, term or condition contained in any agreement under which any such Debt is created within any applicable grace period provided therein (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is (A) to then cause such Debt to become due prior to any stated maturity or (B) to then permit the Holder or Holders of such Debt (or a trustee on behalf of such Holder or Holders) to cause such Debt to become due prior to any stated maturity, provided that the aggregate outstanding principal amount of all Debt as to which such payment defaults shall occur and be continuing or such failures or other events causing or permitting acceleration shall occur and be continuing exceeds $1,000,000; or

                 (f) the Guarantor or any Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

                 (g) any decree or order for relief in respect of the Guarantor or any Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the "Bankruptcy Law"), of any jurisdiction; or

                 (h) the Guarantor or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Guarantor or any Subsidiary, or of any substantial part of the assets of the Guarantor or any Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States of America or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary that is not a Restricted Subsidiary) relating to the Guarantor or any Subsidiary under the Bankruptcy Law of any other jurisdiction; or

                 (i) any such petition or application is filed, or any such proceedings as described in clause (h) above are commenced, against the Guarantor or any Subsidiary and the Guarantor or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 consecutive days; or

                 (j) any order, judgment or decree is entered in any proceedings against the Guarantor or any Subsidiary decreeing the dissolution, winding-up or liquidation of the Guarantor or such Subsidiary and such order, judgment or decree remains unstayed and in effect for more than 60 consecutive days; or

                 (k) any order, judgment or decree is entered in any proceedings against the Guarantor or any Subsidiary decreeing a split-up of the Guarantor or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of or partnership or other ownership interest in a Subsidiary whose assets represent a substantial part, of the combined assets of the Guarantor and the Subsidiaries (determined in accordance with generally accepted accounting principles) or which requires the divestiture of assets, or stock of or partnership or other ownership interest in a Subsidiary, which shall have contributed a substantial part of the combined net income of the Guarantor and the Subsidiaries (determined in accordance with generally accepted accounting principles) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 consecutive days; or

                 (l) a final judgment or final judgments (which are nonappealable or have not been stayed pending appeal or as to which all rights to appeal have been expired or exhausted) in an aggregate amount in excess of $500,000 is rendered against the Guarantor or any Subsidiary and, within 30 consecutive days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 30 consecutive days after the expiration of any such stay, such judgment is not discharged; or

                 (m) this Guaranty or any other Transaction Document shall at any time, for any reason, cease to be in full force and effect or shall be declared to be null and void in whole or in any material part by the final judgment of any court or other Governmental Authority or regulatory authority having jurisdiction in respect thereof, or the validity or the enforceability of this Guaranty or any other Transaction Document shall be contested by or on behalf of the Guarantor, or the Guarantor shall renounce this Guaranty or any other Transaction Document, or deny that it is bound by the terms hereof or thereof or has any further liability hereunder or thereunder; or

                 (n) any Termination Event with respect to a Plan shall have occurred, and, 30 days after a Responsible Officer shall become aware, (i) such Termination Event (if correctable) shall not have been corrected and (ii) the then present value of such Plan's benefit liabilities exceeds the then current value of assets accumulated in such Plan ("Unfunded Liabilities") by more than the amount of $500,000 (or in the case of a Termination Event involving the withdrawal of a "substantial employer") (as defined in section 4001(a)(2) of ERISA), the withdrawing employer's proportionate share of such excess shall exceed such amount; or

                 (o) there shall have occurred a complete or partial withdrawal from, or a default, within the meaning of section 4219(c)(5) of ERISA, with respect to one or more Multiemployer Plans which could cause the Guarantor or one or more of the members of the ERISA Group to incur a withdrawal liability in an aggregate amount in excess of $500,000; or

                 (p) any member of the ERISA Group shall (i) engage in any prohibited transaction described in section 406 of ERISA or section 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor and which shall result in a Material Adverse Effect; (ii) seek or permit to exist any accumulated funding deficiency (as defined in section 412 of the Code), whether or not waived, with respect to any Plan; (iii) fail to timely pay an amount or amounts aggregating in excess of $500,000 which it is required to pay to or with respect to any Multiemployer Plan and/or Benefit Arrangement; or (iv) amend a Plan resulting in an increase in current liability for the plan year such that security to such Plan is required under section 401(a)(29) of the Code; or

                 (q) a Plan shall have Unfunded Liabilities in excess of $5,000,000 or the aggregate of Unfunded Liabilities of all Plans (excluding in such computation any Plan with assets greater than benefit liabilities) exceeds $5,000,000; or

                 (r) the Guarantor or any member of the ERISA Group shall incur any liability for (or have an obligation or commitment to provide) health benefits to any Person beyond such Person's retirement or other termination of service, other than coverage mandated by Title I, Subtitle B, Part 6 of ERISA, which coverage is fully paid by such Person; or

                 (s)      the occurrence of any Event of Default;

then, the Guarantor agrees that, to the fullest extent permitted by law, as between the Guarantor, on the one hand, and the Trustee and the Holders of the Bonds, on the other, (i) if such event is an Guarantor Event of Default specified in clauses (f), (g), (h) or (i) of this Section 7.1, all of the Bond Obligations and the other Guaranteed Obligations shall thereupon be and become deemed to be automatically due and payable including all interest accrued thereon and the Make- Whole Amount, if any, with respect to each Bond, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Guarantor, notwithstanding any stay, injunction or other prohibition preventing the Bond Obligations and the other Guaranteed Obligations from becoming automatically due and payable and that, in the event that the Bond Obligations being deemed to have become automatically due and payable, the Bond Obligations and the other Guaranteed Obligations (whether or not due and payable by the Issuer or any other Person) shall forthwith become due and payable by the Guarantor for purposes of this clause (i), and (ii) if such event is any other Event of Default, the Trustee may and, upon the request of the Required Holders, shall by notice to the Guarantor, declare all of the Bond Obligations and the other Guaranteed Obligations to be, and all of the Bond Obligations and the other Guaranteed Obligations shall thereupon be and become, immediately due and payable as provided in Section 6.2 of the Indenture including all interest accrued thereon and the Make-Whole Amount, if any, with respect to each Bond for purposes of this Section 7.1, notwithstanding any stay, injunction or other prohibition preventing such declaration as against the Issuer or any other Person and that, in the event of such declaration, the Bond Obligations and the other Guaranteed Obligations (whether or not due and payable by the Issuer or any other Person) shall forthwith become due and payable by the Guarantor under this Guaranty without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Guarantor.

                 SECTION 7.2 Other Remedies. If any Event of Default shall occur and be continuing, the Trustee and each the Holder of any Bond may proceed to protect and enforce its rights under this Guaranty, such Bond and each other Financing Document by exercising such remedies as are available to the Trustee or such Holder of a Bond in respect thereof under applicable law, either by suit, in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Guaranty or such other Bond Document or in aid of the exercise of any power granted in this Guaranty. No remedy conferred in this Guaranty or any other Financing Document upon the Trustee or any Holder of any Bond is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or in any Financing Document or now or hereafter existing at law or in equity or by statute or otherwise.

                                  ARTICLE VIII

                              BOND PURCHASE OPTION

                 During the existence of any Event of Default, the Guarantor may, at its sole option, provide the Trustee and each Holder of the Bonds at such Holder's address specified in the Bond Register with facsimile notice (confirmed by a notice sent by overnight mail or overnight courier service) that on the date specified in such notice (which date shall not be less than five business days after receipt by the Trustee and such Holder of such notice (such date being the "Purchase Date") Guarantor will purchase 100% of the Outstanding Bonds for a price (the "Purchase Price") equal to the unpaid principal and unpaid interest accrued on the Bonds to the Purchase Date together with the Make-Whole Amount, if any, on the Bonds calculated to the Purchase Date; provided, however, if the Purchase Date occurs after the Bonds have been accelerated pursuant to Section 6.2 of the Indenture, the Make-Whole Amount, if any, shall be calculated to the date of such acceleration. By accepting the benefits of this Guaranty, each Holder of a Bond agrees that upon receipt of the notice specified in the preceding sentence, it will sell its Bonds to the Guarantor on the Purchase Date for the Purchase Price. On the Purchase Date, the Guarantor shall irrevocably pay the Purchase Price to the Trustee pursuant to Section 9.1 for the equal and ratable benefit of the Holders and deliver to the Trustee a duly executed Purchaser's Letter against receipt by the Guarantor from each Holder of (a) its Bonds together with bond powers or other appropriate documents of transfer, transferring all of such Holder's right, title and interest in its Bonds to the Guarantor and (b) a certificate of such Holder certifying to the Guarantor (i) its ownership of the Bonds to be transferred to the Guarantor free and clear of all Liens created by such Holder and (ii) the outstanding principal and accrued interest on such Bonds and the Make-Whole Amount, if any, on such Bonds calculated to the Purchase Date.

                                   ARTICLE IX

                                 MISCELLANEOUS

                 SECTION. 9.1   Payments.  All amounts payable or to be payable
to the Trustee or the Holders pursuant to this Guaranty (including payments pursuant to Article VIII) shall be payable in lawful money of the United States of America and shall be made by wire transfer of immediately available funds to the Trustee as from time to time the Trustee shall have directed to the Guarantor in writing, or, if no such direction shall have been given, by check of the Guarantor payable to the order of the Trustee and mailed to the Trustee in the manner and at the address set forth in Section 9.5.

                 SECTION 9.2 Expenses. (a) The Guarantor will pay all reasonable costs and expenses incurred after the Closing Date by the Trustee or any Holder of a Bond in connection with this Guaranty and any amendments, waivers or consents under or in respect of this Guaranty (including any amendment, waiver or consent that is requested but does not become effective) and in connection with the preparation, execution and delivery of the Assumption Agreement and the

Supplement and the transactions referred to in Section 2.4 and Section 2.5 (the preparation, execution and delivery of the Assumption Agreement, the Supplement and the transactions referred to in Section 2.4 and Section 2.5 being collectively, the "Assumption Transactions"). Such costs and expenses include, but are not limited to:

                 (i) the reasonable fees, expenses and disbursements of any counsel in connection with any amendments, waivers or consents referred to above, and all out-of-pocket expenses incurred by the Trustee and the Holders of the Bonds in connection with any such amendments or waivers;

                 (ii) the reasonable fees, expenses and disbursements of any counsel in connection with the Assumption Transactions, and all out-of-pocket expenses incurred by the Trustee, the Issuer and the Holders of the Bonds in connection with the Assumption Transactions;

                 (iii) all reasonable costs and expenses, including reasonable attorneys' fees, incurred in enforcing (or determining whether or how to enforce) any rights under this Guaranty or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Guaranty, or otherwise in connection with the transactions contemplated hereby (other than such costs and expenses related to responding to any such subpoena, process or demand required of the Trustee or a Holder by its regulators in the ordinary course of the Trustee's or such Holder's business); and

                 (iv) all reasonable costs and expenses, including reasonable attorneys' and financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Guarantor or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Bonds.

                 (b)      The obligations of the Guarantor under this Section
9.2 shall survive the enforcement, amendment or waiver of any provision of this Guaranty, and the termination of this Guaranty.

                 SECTION 9.3 Amendment and Waivers. Any provision of this Guaranty may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Trustee and the Holders and, in the case of any amendment, the Guarantor. No failure on the part of the Trustee to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                 SECTION 9.4 Successors and Assigns. This Guaranty shall be binding upon the Guarantor and its permitted successors and assigns and shall inure to the benefit of the Trustee, the Holders from time to time of the Bonds and their respective successors and assigns.

                 SECTION 9.5 Notices. Any and all notices, requests or other communications hereunder shall be given in writing and delivered by: (a) regular, overnight, registered or certified mail (return receipt requested), with first class postage prepaid; (b) hand delivery; (c) facsimile transmission; or (d) overnight courier service, to the Guarantor and the Trustee at the following address or facsimile number for such Person:

                 (i)      if to the Guarantor, to it at:

                          102 Woodmont Boulevard
                          Nashville, Tennessee 37205
                          Attention: President
                          Facsimile Number:  (615) 269-8635
                          Telephone Number: (615) 292-3100

                 (ii)     if to the Trustee, to it at:

                          15 East 5th Street
                          Tulsa, Oklahoma 74103
                          Attention: Corporate Trust Department
                          Facsimile Number: (918) 586-5099
                          Telephone Number: (918) 586-5763

or at such other address or number as shall be designated by such Person in a notice to the other parties given in accordance with this Section 9.5. Except as otherwise provided in this Guaranty, all such communications shall be deemed to have been duly given: (A) in the case of a notice sent by regular mail, on the date actually received by the addressee; (B) in the case of a notice sent by registered or certified mail, on the date receipted for (or refused) on the return receipt; (C) in the case of a notice delivered by hand, when personally delivered; (D) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; and (E) in the case of a notice sent by overnight mail or overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

                 SECTION 9.6 Severability. Should any clause, sentence, paragraph, subsection or section of this Guaranty be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Guaranty, and the parties hereto agree that the part or parts of this Guaranty so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the parties hereto, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

                 SECTION 9.7 Conflicts With Indemnity Agreement. In the case of any conflict or inconsistency between the provisions of this Guaranty and the provisions of the Indemnity Agreement, the provisions of this Guaranty shall prevail and shall be given effect.

                 SECTION 9.8 Counterparts. This Guaranty may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

                 SECTION 9.9 Entire Agreement. This Guaranty sets forth all of the covenants, agreements, conditions, understandings, warranties and representations among the Guarantor and the Trustee and the Holders relative to the subject matter hereof, and any previous agreement among such parties with respect to the subject matter hereof is superseded by this Guaranty.

                 SECTION 9.10 GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF TEXAS.

         IN WITNESS WHEREOF, the parties hereto have executed this Guaranty to be executed effective as of the date first stated herein, by their respective officers thereunto duly authorized.

                                                   CORRECTIONS CORPORATION OF AMERICA


                                                   By:
                                                      -------------------------------------------------------------------
                                                   Name:
                                                        -----------------------------------------------------------------
                                                   Title:
                                                          ---------------------------------------------------------------



                                                   EDEN CORRECTIONAL FACILITIES
                                                       CORPORATION


                                                   By:
                                                      -------------------------------------------------------------------
                                                   Name:
                                                        -----------------------------------------------------------------
                                                   Title:   President of the Board of Directors

                                                   LIBERTY BANK AND TRUST COMPANY OF
                                                      TULSA, NATIONAL ASSOCIATION,
                                                      AS TRUSTEE


                                                   By:
                                                      -------------------------------------------------------------------
                                                   Name:    Craig R. Cunningham
                                                   Title:   Senior Vice President and Trust Officer